Exhibit 10.1

***                           Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

OPEN ENERGY

DISTRIBUTOR AGREEMENT

                THIS AGREEMENT is made as of November 16, 2007, by and among Open Energy Corporation, whose offices are located at 514 Via de la Valle, Suite 200, Solana Beach, California 92075 (the “Company”), Tri-Valley Supply, Inc., a California corporation doing business as Tri-Valley Wholesale, having its principal place of business at 7980 Enterprise Drive, Newark, CA, 94560 (the “Distributor”) and, solely for purposes of its agreements set forth in Section 8(c) hereof, Petersen-Dean, Inc., having its principal place of business at 7980 Enterprise Drive, Newark, California 94560, and Petersen-Dean’s subsidiaries (collectively referred to herein as “Petersendean”).    Company offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential customers. Marketed under the trade name SolarSave(R), the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment.  This Agreement is primarily concerned with building-integrated PV roofing materials and balance of system equipment (hereinafter “Open Energy Products”).  Distributor is a supplier of products to Petersendean.  It is the intent of the parties to this Agreement to provide Distributor and Petersendean with a ready, reliable supply of Open Energy Products and to thereby create a demand for such products manufactured by Company.

     1.   Appointment of Distributor and Territory.

                (a)  Appointment of Distributor and Location(s)/Territory. Upon the terms and conditions of this Agreement, except as set forth in section 1(b) herein, Company hereby appoints Distributor as an authorized distributor of Open Energy Products for sale to Petersendean, but not for resale to others or by Petersendean.  Distributor hereby accepts such appointment, with respect to Distributor’s location(s) and within the territory (“Territory”) set forth in Schedule A, attached hereto and incorporated herein. In such capacity, Distributor will purchase Open Energy Products from Company and will devote its continuing best efforts to the promotion and sale of such Open Energy Products in the Territory.

                (b)  Reservation of Rights by Company. Company reserves the right to take the following actions within Distributor’s Territory: (i) to sell, on a direct basis, to those customers or specific accounts indentified on Schedule B, which is attached hereto and incorporated herein.

                (c)  Addition, Discontinuance and Modification of Open Energy Products. Company shall have the right at any time to introduce new Open Energy Products, discontinue the manufacture or sale of any of its Open Energy Products, and make changes in the design or construction of any of such Open Energy Products without incurring any obligation or liability whatsoever. Company will give Distributor sixty (60) days prior notice of any discontinuance of an Open Energy Products.

     2.   Terms of Purchase.

                (a)  Ordering of Open Energy Products. All orders for Open Energy Products placed by Distributor shall be in writing and faxed (858-794-8811) or e-mailed to orders@openenergycorp.com. (A telephone request to purchase, or to modify an existing order, shall not be considered an order unless and until followed up in writing.) All orders shall be subject to acceptance by Company.  Unless otherwise agreed to by the parties in writing, all orders shall specify a delivery date of not sooner than thirty (30) days immediately following Company’s receipt of the applicable order.

                (b)  Prices. The Company shall set the prices for Open Energy Products to be purchased by the Distributor from time to time at the [***](1) for similar products and services in similar geographic areas charged to any entity set forth on Exhibit B excluding pricing for any state, local, federal or foreign governmental entity.  Company may implement price changes at any time during the term of this Agreement upon thirty (30) days prior written notice to Distributor. In addition to the purchase price, Distributor shall pay to Company all Federal excises taxes that Company may be required to pay on the sale or delivery of any products sold and delivered hereunder, except where the law otherwise provides.  Distributor has a resale license and will collect from its customers applicable state sales taxes.

                (c)  Delivery. All products shall be shipped in truckload or greater lots to California destinations FOB destination.  Shipments of less than a truckload will be subject to freight charges.  On all shipments outside the state of California, title to products and all risk of loss, damage or destruction passes to Distributor at Open Energy’s point of shipment. The shipment destination must be within Distributor’s Territory. Company will not ship Open Energy Products outside of Distributor’s Territory unless Company elects to do so in certain limited situations.

                (d)  Payment. Company shall invoice Distributor for Open Energy Products at the time of shipment and Distributor shall pay such invoices on a [***](2).

                (e)  Warranty. Company shall supply a warranty with all Open Energy Products that complies with California law or the law of the Territory where the Open Energy Products is installed.

     3.   Open Energy Trademarks.  Distributor shall have the right to represent that it is “an Authorized Distributor of Open Energy Products.” Any other use by Distributor of the trademark “Open Energy” or any other trademark owned by Company must be in a form and format approved by Company in advance of such usage.

     4.   Promotional Materials. During the term of this Agreement, Company shall take reasonable action to assist Distributor in Distributor’s efforts to promote and sell Open

(1)           Indicates that confidential treatment has been sought for this information.

(2)           Indicates that confidential treatment has been sought for this information.

Energy Products, including the provision of reasonable quantities of support materials such as product information and sales promotional literature in reproducible digital form.

     5.   Duties of Distributor.

                (a)  Sales Activities. Distributor agrees to use its best efforts to vigorously and actively promote the sale of Open Energy Products in the Territory.  In connection with such efforts, Distributor, or its designee, at its sole cost and expense, shall organize and maintain a sales force and shall maintain adequate sales and warehouse facilities within the Territory to promote the sale of Open Energy Products.  No later than thirty (30) days after execution of the Agreement and no later than thirty (30) days before the end of each calendar quarter thereafter, Distributor shall provide to Company a rolling twelve month forecast of anticipated purchases (“Forecast”.)

                (b)  Storage of Inventory. Distributor agrees to store Open Energy Products in accordance with Company’s storage guidelines.

                (c)  Inventory Levels. Distributor agrees to maintain an inventory equal to at least [***](3) of the then current Forecast to adequately serve the needs of its customers.

                (d)  Advertising. Each printed advertisement, flyer, handbill, television spot, radio script, yellow pages listing, webpage or any other advertising or promotional material bearing or using the trademark or trade name “Open Energy” or pertaining to Open Energy Products must be approved by Company in writing prior to its use by Distributor. Such approval will not be unreasonably withheld or delayed.  Company and Distributor shall share [***](4) the cost of joint promotional materials incurred by Distributor up to [***](5) annually.  Distributor shall obtain the written approval of Company before Company is obligated to reimburse Distributor for any portion of advertising costs in excess of [***](6) annually.

                (f)  Compliance With Law. Distributor shall comply with all Federal, state and local laws, ordinances and regulations applicable to Distributor’s business.

                (g)  Expenses. Except as other wise provided in this Agreement, Distributor shall pay and discharge, and Company shall have no obligation to pay for, any expenses or costs of any kind or nature incurred by Distributor in connection with its distribution function hereunder.

                (h)  Monthly Reports. Within fifteen (15) days after the end of each calendar quarter, Distributor shall submit a report to Company setting forth the ending inventory balance of Open Energy Products as of the end of such quarter and sales of Open Energy Products for such quarter (both in the aggregate and for select markets defined by Company). Distributor and Company shall agree on the format of such report.

     6.   Company’s Responsibilities

(3)           Indicates that confidential treatment has been sought for this information.

(4)           Indicates that confidential treatment has been sought for this information.

(5)           Indicates that confidential treatment has been sought for this information.

(6)           Indicates that confidential treatment has been sought for this information.

                (a)  Promotion and Advertising. Company, at its own cost and expense, shall cooperate with and assist Distributor in promoting the sale of Open Energy Products.  The parties agree that the form, content and design of any and all advertisements, public relations or promotional materials featuring the other party shall be subject to such party’s prior final approval in writing.

                (b)  Sales Training.  Company shall provide Distributor’s sales organization with all mutually agreeable product sales training, support and assistance.

                (c)  Literature. Company shall furnish Distributor with a reasonable supply of product information, including sales literature, specification sheets, catalogues, promotional plans and such other similar information (“Literature”) as Company may prepare for nationwide distribution in reproducible digital form. Company shall also provide Distributor with such training, technical and sales support and assistance (including sales forecasting and planning assistance) as may be reasonably necessary to assist Distributor in effectively carrying out its activities under this Agreement.

                (d)  Appropriate Use of Open Energy Products. Company shall provide Distributor (and its designees) training as to the proper use, application and installation of Open Energy Products.

                (e)  Production Rates. Company agrees to maintain a production capacity of Open Energy Products sufficient to deliver to Distributor at least [***](7) of Distributor’s Forecast, on a monthly basis.

                (f)  Product Supply.  Company shall use its best efforts to maintain sufficient quantities of Open Energy Products warehoused in the California so that it can timely fill all orders from Distributor.    Company shall expand its warehouse facilities into other states in the Territory when the volume of Distributor’s orders of Open Energy Products makes such expansion commercially reasonable.

                (g)  On all orders that specify a delivery date that is at least thirty (30) days after Company’s receipt of the order (“Conforming Orders”), no later than seventy-two (72) hours after Company receives such order from Distributor, Company shall notify Distributor whether Company will accept the order, including confirming that Company shall meet the requirements of quantity, location and timing for delivery stated in the order.

                (h)  For all accepted Conforming Orders, Company shall ship the Open Energy Products for receipt by Distributor on the delivery date specified in the order.  In the event Company fails to ship the Open Energy Products so that they will be received by Distributor no later than fifteen (15) days after the delivery date specified on the order (“Timely Delivery”), then Distributor may cancel the order by giving notice to Company using any method permitted in this Agreement for placing an order.

(7)           Indicates that confidential treatment has been sought for this information.

                (i)  Compliance With Law. Company shall comply with all Federal, state and local laws, ordinances and regulations applicable to Company’s business.

     7.   Limited Exclusivity.

                (a)  Except for the companies listed on Schedule B to this Agreement, during the term of this Agreement, Company shall not sell its integrated PV tiles to any other person or entity in the residential or commercial roofing or solar products supply and installation business in the Territory.

     8.    Minimum Orders

                (a)  From the effective date of this Agreement through March 31, 2008, and in each calendar quarter thereafter, subject to the adjustment process described in section 8 (b), Distributor shall order a minimum of [***](8) “[***](9) photovoltaic solar systems comprised of Integrated PV tiles and balance of system equipment”, or the equivalent (hereinafter “Systems”) (the “Minimum Order”.)

                (b)  In each of the following calendar quarters, if during the immediately preceding period Distributor has transmitted and Company has not accepted Conforming Orders for at least [***](10) Systems and Timely Delivered such Systems, the Minimum Order requirement for the current quarter shall be computed by subtracting from [***](11) the number of Systems that were included on Conforming Orders that Company (i) did not accept, and (ii) accepted but Company did not Timely Deliver.  The result of the computation will be the Revised Minimum Order for the calendar quarter.  A Revised Minimum Order will be calculated for each calendar quarter.  For example, if Distributor submits Conforming Orders for [***](12) Systems for delivery in the first quarter, and Company accepts orders for only [***](13) of the Systems but Timely Delivers only [***](14) Systems, then the Revised Minimum Order for the following quarter will be reduced by [***](15) Systems to [***](16) Systems.

(i)            In no event will Distributor be required to order more than [***](17) Systems in any quarter.

                (c)  During the term of this Agreement, Petersendean agrees to purchase from Distributor all Open Energy Products Distributor purchases from Company.

                (d)  In the event Distributor fails to place the Minimum Order or the Revised Minimum Order and the cause is not beyond the reasonable control of Distributor, Company’s sole remedy shall be termination of this Agreement.  In no event shall Distributor be liable for lost profits, loss of use, loss of opportunity, incidental, consequential or other damages arising out of Distributor’s failure to order Open Energy Products.

(8)           Indicates that confidential treatment has been sought for this information.

(9)           Indicates that confidential treatment has been sought for this information.

(10)         Indicates that confidential treatment has been sought for this information.

(11)         Indicates that confidential treatment has been sought for this information.

(12)         Indicates that confidential treatment has been sought for this information.

(13)         Indicates that confidential treatment has been sought for this information.

(14)         Indicates that confidential treatment has been sought for this information.

(15)         Indicates that confidential treatment has been sought for this information.

(16)         Indicates that confidential treatment has been sought for this information.

(17)         Indicates that confidential treatment has been sought for this information.

 (i)           Should Distributor fail to place the Minimum Order or the Revised Minimum Order, Company hereby fully and finally releases and forever discharges Distributor and Petersendean, together with all of their respective directors, officers, employees and agents, from all claims, demands, liability, damages, causes of action, costs and expenses of every kind whatsoever, past, present or future, whether known or unknown, arising out of or relating to Distributor’s Minimum Order. With respect to the subject matter of this release, Company expressly and willingly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the Debtor.

Company acknowledges that by executing this Agreement it understands and acknowledges the significance and consequences of this specific waiver of California Civil Code Section 1542, and that it hereby assumes full responsibility for any injuries, damages, losses, or liability that it may hereafter incur relating to the subject matter of this release.

     9.   Force Majeure. Company shall be excused from delay or non-performance in the delivery of an order and Distributor shall have no claim for damage if and to the extent such delay or failure is caused by occurrences beyond the control of Company including, but not limited to, market conditions; acts of God; war, acts of terrorism, riots and civil disturbances; expropriation or confiscation of facilities or compliance with any order or request of governmental authority; strikes, labor or employment difficulties whether direct or indirect. Company shall immediately notify Distributor of the existence of any such force majeure condition and the anticipated extent of the delay or non-delivery.  In the event such Force Majeure event prevents Company form being able to timely supply Open Energy Products, Company shall allocate available Open Energy Products between Distributor and those companies listed on Schedule B pro-rata based on their respective purchases during the three months preceding the occurrence of the force majeure condition.

     10.   Distributor’s Remedies. If Company, for any reason whatsoever, fails or is unable to deliver any Open Energy Products ordered by Distributor, Distributor’s sole remedies shall be (A) the recovery of the purchase price, if any, paid by Distributor to Company for such Open Energy Products and (B)the termination of this Agreement. Company shall not incur any liability whatsoever for any delay in the delivery to the designated delivery location of any Open Energy Products. In no event shall Company be liable to Distributor and Petersendean or any other related party for any incidental, consequential or other damages arising out of any failure to deliver any Open Energy Products to Distributor or any delay in the delivery thereof.

     11.   Relationship of Parties: Indemnification of Company.

                (a)  Independent Contractor Status. The relationship of the parties established by this Agreement is that of vendor and vendee, and all work and duties to be performed by Distributor as contemplated by this Agreement shall be performed by it as an independent contractor. The full cost and responsibility for hiring, firing and compensating employees of Distributor shall be borne by Distributor.

                (b)  No Authority to Bind Company. Nothing in this Agreement or otherwise shall be construed as constituting an appointment of Distributor as an agent, legal representative, joint venturer, partner, employee or servant of Company for any purpose whatsoever. Distributor is not authorized to transact business, incur obligations, sell goods, solicit orders, or assign or create any obligation of any kind, express or implied, on behalf of Company, or to bind it in any way whatsoever, or to make any contract, promise, warranty or representation on Company’s behalf with respect to products sold by Company or any other matter, or to accept any service of process upon Company or receive any notice of any nature whatsoever on Company’s behalf.

                (c)  Indemnification. Under no circumstances shall Company be liable for any act, omission, contract, debt or other obligation of any kind of Distributor or any salesman, employee, agent or other person acting for or on behalf of Distributor. Distributor shall indemnify and hold Company harmless from any and all claims, liabilities, losses, damages or expenses (including reasonable attorneys’ fees and costs) arising directly or indirectly from, as a result of, or in connection with, Distributor’s operation of Distributor’s business. The terms of this indemnity shall survive the termination of this Agreement.

                (d)  No Authority to Bind Distributor. Nothing in this Agreement or otherwise shall be construed as constituting an appointment of Company as an agent, legal representative, joint venturer, partner, employee or servant of Distributor for any purpose whatsoever. Company is not authorized to transact business, incur obligations, sell goods, solicit orders, or assign or create any obligation of any kind, express or implied, on behalf of Distributor, or to bind it in any way whatsoever, or to make any contract, promise, warranty or representation on Distributor’s behalf with respect to products sold by Distributor or any other matter, or to accept any service of process upon Distributor or receive any notice of any nature whatsoever on Distributor’s  behalf.

                (e)  Indemnification. Under no circumstances shall Distributor or Petersendean be liable for any act, omission, contract, debt or other obligation of any kind of Company or any salesman, employee, agent or other person acting for or on behalf of Company. Company shall indemnify and hold Distributor and Petersendean harmless from any and all claims, liabilities, losses, damages or expenses (including reasonable attorneys’ fees and costs) arising directly or indirectly from, as a result of, or in connection with, (1) Company’s operation of Company’s business, (2) the design, manufacture, or use (in accordance with instructions, applicable codes and ordinances) of Open Energy Products purchased under this Agreement by Distributor; and (3) any alleged infringement by Company or the Open Energy Products of any patent, trademark, or other intellectual property rights of third parties. The terms of this indemnity shall survive the termination of this Agreement.

      12.    Patent and Trademark Indemnity. Company will defend at its expense any legal proceeding brought against Distributor based on a claim that Open Energy Products sold by Company under this Agreement infringe upon a United States patent or trademark, provided that Company is notified promptly and given full authority, information and assistance for such defense.  If Distributor complies with the foregoing obligation, Company will pay all damages and costs finally adjudicated against Distributor, but will not be responsible for any compromise made without Company’s consent. If the Open Energy Products are held to be infringing and its use enjoined, Company may, at its election and expense, either (1) obtain for Distributor the right to continue selling the Open Energy Products, (2) replace the Open Energy Products with noninfringing products, or (3) refund the purchase price paid, upon return of the Open Energy Products to Company.

       14.    Term and Termination.

                (a)  Term. The term of this Agreement shall be for a period beginning on the date hereof and ending on December 31, 2008.

                (b)  Voluntary Termination. Either party may terminate this Agreement in its entirety, or with respect to one (1) or more Distributor location(s) set forth on Schedule A, at any time during the term hereof, with or without cause, by giving to the other party ninety (90) days prior written notice of termination. If this Agreement is only terminated with respect to one (1) or more Distributor location(s) set forth on Schedule A, and there are remaining Distributor location(s) still remaining on Schedule A, the provisions of this Agreement relating to termination shall only apply to the terminated location(s), and this Agreement shall remain in full force and effect with respect to the other Distributor location(s).

                (c)  Default. There will be a default of this Agreement upon (1) the failure of Company to provide Open Energy Products in accordance with the provisions of this Agreement, (2) the failure of Distributor to pay for Open Energy Products purchased by Distributor in accordance with the terms of Section 2(d) hereof; (3) upon the material default by the either party of any other obligation under this Agreement, (4) upon the filing of a petition in bankruptcy or for reorganization under the Bankruptcy Act by the either party, or (5) upon the making of an assignment for benefit of creditors by the either party.  In the event of a default, except as otherwise stated herein, the non-defaulting party may, at its election, terminate the agreement and seek all relief allowed by law.

                (d)  Effect on Outstanding Orders. Upon the effective date of termination of this Agreement, all outstanding orders from Distributor to Company shall be deemed cancelled, to the extent Open Energy Products have not yet been shipped by Company.

                (e)  Repurchase of Inventory. Upon termination of this Agreement for any reason, Company shall have the option, within sixty (60) days after the effective date of such termination, to purchase Distributor’s inventory which was purchased by Distributor within the past twelve (12) months prior to the date of termination. If Company exercises such option, Distributor will sell and release to Company such inventory at a price equal to the price initially paid by Distributor for such Open Energy Products, provided the Open Energy Products have been properly stored in accordance with Open Energy’s storage guidelines and are in a good and saleable condition.

                (f)  Return of Company Property. Upon termination of this Agreement for any reason, Distributor shall promptly return to Company any property of Company, including, without limitation, all sales and marketing documents, manuals and other records and proprietary information of Company, as well as any samples in Distributor’s possession or control. Distributor agrees that it will not make or retain any copy of, or extract from, such property or materials. Company agrees to compensate Distributor for the cost of any returned sales materials that were authorized by Company and purchased by Distributors within twelve (12) months of the date of termination.

       15.    General.

                (a)  Waiver. Failure of either party at any time to require performance by the other party of any provision hereof shall not be deemed to be a continuing waiver of that provision, or a waiver of its rights under any other provision of this Agreement, regardless of whether such provision is of the same or a similar nature.

                (b)  Complete Agreement. This Agreement (including the Schedules hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement) and the Confidentiality Agreement previously executed among the parties, the terms of which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof. This Agreement may be amended only by a written amendment executed by all of the parties hereto. Only the terms of this Distributor Agreement shall govern sales of Open Energy Products to Distributor.

                (c)  Applicable Law; Jurisdiction and Venue. This Agreement shall be construed under, and governed by, the laws of the state of California. The parties agree that jurisdiction and venue for any legal proceedings arising from or in any way connected to this Agreement will lie in the courts of the State of California, and both parties hereby submit and consent to the jurisdiction and venue of said courts.

                (d)  Severability. If any provision of this Agreement is unenforceable or invalid, the Agreement shall be ineffective only to the extent of such provisions, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

                (e)  Assignment. This Agreement may not be transferred or assigned in whole or in part by operation of law or otherwise by the either party without the prior written consent of the other party. Without notice to the other party, either party may assign its rights, duties and obligations under this Agreement to any parent, subsidiary or other affiliated corporation of such party.

                (f)  Notices. Any notice or other communication related to this Agreement shall be effective if sent by first class mail, postage prepaid, to the address set forth in this Agreement, or to such other address as may be designated in writing to the other party.

                (g)  Arbitration.  Any controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be settled by arbitration in Alameda County, California, or such other location as agreed to by the parties, in accordance with the rules of the American Arbitration Association, of such other dispute resolution service as agreed to by the parties, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in any legal proceeding including arbitration arising out of this Agreement shall be entitled to recover from the other party all costs and expenses of such proceeding, including reasonable attorneys’ fees.

                (h)  Post Termination.  Notwithstanding any termination, all provisions of this Agreement dealing explicitly with post-termination matters shall survive

                (i)  Execution of Agreement.  This Agreement may be executed in counterparts, each of which will be deemed an original and together such counterparts shall constitute one and the same instrument. This Agreement may be forwarded to the parties for execution by electronic transmission. A party’s signature on an electronic transmission of this Agreement will have the same effect as an original signature.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Open Energy Corporation		Tri-Valley Supply, Inc.

By:	/s/ David A. Field	By:	/s/ David Van Beek

Its:	President	Its:	Chief Operations Officer

Petersen-Dean, Inc.

By:	/s/ David Van Beek

Its:	Chief Operations Officer

SCHEDULE A

Distributor Location(s) and Territory

Distributor Location(s)

CALIFORNIA
7980 Enterprise Drive Newark, CA 94560 510-494-1115

1730 Lathrop Way Sacramento, CA 95815 (916) 561-4250 Tel

26051 Merit Circle, Suite 106 Laguna Hills, CA 92653 (949) 582-7344 Tel

21616 Golden Triangle Road Santa Clarita, CA 91350 (661) 254-3322 Tel

1820 Container Circle Riverside, CA 92509 (951) 782-0505 Tel

ARIZONA
215 S. 13th Street Phoenix, AZ 85034 (602) 454-7500 Tel

NEVADA
4530 N. Walnut Road North Las Vegas, NV 89081 (702) 643-1446 Tel

TEXAS
5050 Timber Creek Drive Houston, Texas 77017 (281) 486-1660 Tel

13804 Turbine Austin, Texas 78728 (512) 252-8196 Tel

12118 Radium Drive San Antonio, Texas 78216 (210) 375-7663 Tel

FLORIDA
3953 SW Bruner Terrace Palm City, Fl 34990 (772) 291-7000 Tel

1910 NW 18th Street, Bay 9 And 1920 NW 18th Street, Bays 1-5 and 11-15 Pompano Beach, FL 33069 (954) 969-9196 Tel

SCHEDULE A

(cont.)

Territory

The states of California, Nevada, Arizona, Florida, Texas and New Mexico.

Initials:	Company

Distributor

SCHEDULE B

Existing Customers /Accounts

Existing Customers / Accounts:

1.             Eagle Building Products

Initials:	Company

Distributor